Exhibit 99.1

SOURCECORP Reports 3rd Quarter 2005 Operating Results and
Comments on Full Year Guidance

DALLAS, Texas (November 4, 2005) – SOURCECORP, Inc. (NASDAQ: SRCP), a leading provider of business process outsourcing (BPO) and consulting solutions, today reported revenues for the third quarter of 2005 of $105.5 million and earnings per share of $1.21 from continuing operations.

Third Quarter 2005 Operating Results

The Company today reported $105.5 million of revenue for the third quarter of 2005 compared to $96.7 million for the same quarter of the prior year, an increase of 9.1%. During the third quarter of 2005, the Company entered into an agreement with one of its customers impacted by the Company’s 2004 internal investigation.  As a result of the agreement, during the third quarter of 2005 the Company recognized remediation revenue of $1.4 million contributing to the year over year revenue increase.  Excluding the positive effect of the remediation revenue, the Company achieved year over year revenue growth of 7.7%.

Q3 Revenue Results

From Continuing Operations

(in millions)

	2004	2005	% Change
As Reported	$96.7	$105.5	9.1%
Less: Remediation Revenue	—	(1.4)	N/A
As Adjusted	$96.7	$104.1	7.7%

The Company’s third quarter 2005 revenue increase excluding remediation revenue is driven by strong contributions from our Information Management and Legal service offerings. Our Information Management service offering produced revenue growth of 16.4%, excluding remediation revenue, with both the mortgage and government verticals showing continued strength.  Our Legal service offerings had a combined revenue increase of 12.8%.  Growth was excellent in both Legal Consulting and Legal Class Action Claims Administration.  A higher number of consultants working on more projects benefited consulting revenues, while greater depth and breadth of middle to large sized projects boosted revenue growth in class action claims.  Additionally, revenue in our Information Distribution service offering rose 4.7%, a function of current and new customer statement growth.  Offsetting these positive revenue trends was a revenue decline of 8.5% in our HealthSERVE service offerings due primarily to less business in the release of information offering than last year and revenue losses related to Hurricane Katrina of approximately $0.5 million.  Process improvements appear to have stabilized the accounts receivable challenges that we encountered earlier this year in our HealthSERVE release of information service offering; however we do not expect to see any material improvements in performance until early 2006.

Impact of Settlement Agreement

The Company recently announced a $30 million settlement agreement with the former owners of the operating subsidiary that was the subject of its internal investigation and financial restatement.  The settlement has four major financial provisions: a cash payment, the return of stock, the release of associated liabilities, and a secured future payment obligation.  Three of the four financial provisions had a significant impact on third quarter reported results.

During the quarter, the Company received $20 million in cash and 89,888 shares of stock (valued at approximately $1.8 million).  In addition to the cash and stock, the Company was also able to eliminate from its balance sheet approximately $1.2 million of related liabilities that were identified and recorded in connection with our restatement.

The total impact on the current quarter’s reported results from the receipt of cash, the retirement of the stock, and the elimination of the related liabilities is $22.7 million, all of which are reported net of legal fees (approximately $0.3 million), and included in “Other income/expense”, as shown below.

Financial Impacts of the Settlement	Pre-tax Impact in Millions	Earnings Per Share Impact
Cash received	$20.0	$0.75
Retirement of 89,888 shares	1.8	0.07
Relief of liabilities	1.2	0.05
Legal Fees	(0.3)	(0.01)
Total Settlement Impact, net of legal fees	$22.7	$0.86

As discussed above, a future payment obligation of approximately $8.2 million is owed to the Company as part of the settlement agreement.

However, the obligation was not recorded as income in the third quarter because of uncertainty regarding collection.

Additionally, the Company recorded an adjustment of approximately $0.8 million for excess contingent consideration payments in prior years related to the operating unit involved in the Company’s internal investigation.

SG&A

The third quarter was impacted by higher than expected, non-recurring SG&A expenses that approximate $0.9 million (or $0.03 a share). Most were in the area of legal and professional fees.

Earnings Per Share

The Company reported fully diluted earnings per share from continuing operations of $1.21 per share for the third quarter of 2005, compared to a loss of $0.02 per share in the third quarter of 2004. Excluding the impacts of the remediation revenue, the settlement and the excess contingent consideration adjustment, earnings per share from continuing operations would have been $0.33 per share, as shown below.

Impact on third quarter earnings and EPS of the above items is as follows:	After-tax earnings in thousands	Earnings per share from continuing operations
As Reported	$19,599	$1.21
Less: Remediation Revenue	(836)	(0.05)
Less: Impact of Settlement	(13,871)	(0.86)
Add: Contingent Consideration Adjustment	481	0.03
As Adjusted	$5,373	$0.33

Discontinued Operations

During the quarter, the Company received proceeds of approximately $1.5 million ($0.06 per share) associated with the sale of the Direct Mail business in the prior year.  Because of uncertainty related to collection, income associated with the note receivable was not recorded at the time of the divestiture resulting in income from discontinued operations in the third quarter of 2005.

Cash Flow and Debt

The Company reported third quarter operating cash flow from continuing operations of $34.9 million compared to $10.8 million during the same period in 2004.  Operating cash flow during the current quarter, before adding in the $20 million settlement, was $14.9 million.

Excluding the effect of remediation revenue, days sales outstanding were 47 business days consistent with 47 business days for the second quarter of 2005 and the third quarter of 2004.

During the third quarter of 2005, the Company’s debt outstanding decreased to $60.7 million compared to $90.8 million as of June 30, 2005. The Company’s debt to total capital was approximately 16% at the end of the current quarter.

On September 29, 2005, the Company refinanced its credit facility.  Under the new credit agreement, the Company may borrow on a revolving credit basis loans in an aggregate outstanding principal amount up to $100 million subject to certain financial covenants and ratios.  The new credit agreement matures on September 29, 2008.

New Business Wins

The Company closed contracts from new customers, new business from existing customers and renewal of existing customers’ contracts during the third quarter of 2005 with an estimated total undiscounted contract value of approximately $103 million.

Mr. Ed H. Bowman, Jr., President and CEO stated, “Third quarter sales of $103 million was a record quarter, up 92% from our average in the first two quarters of this year.  Year to date closed contracts of $210 million also represents a record for year to date sales.  We are very pleased with our continued progress in sales. We believe our increased business wins are a direct result of the actions we have taken over the last two and one half years to strengthen our national sales presence and intensify our focus on customer satisfaction, as well as the investments made in our technology infrastructure and operating platforms”.

The total estimated undiscounted value of contracts closed is an estimate of the total expected revenue to be derived over the term of the contract measured at the approximate time of contract execution.  The Company has not undertaken, and does not undertake, to update such estimates over time.  Anticipated contract volumes and revenue routinely increase or decrease from the date the contract is executed causing the contract value estimated at contract execution to change, in some case by material amounts. Further, contracts from time to time are subsequently partially or completely terminated by us or by the customer, and such contracts may have represented a large portion of the expected revenue estimated at the time of contract execution.  As such, estimates on such dates may not represent current estimates for such contracts.

2005 Financial Guidance

Based on year-to-date results and current trends, the Company is updating its 2005 financial guidance relating to revenue from continuing operations from $405 million to $415 million as previously reported to approximately $408 million to $412 million.

The Company believes that full year earnings per share from continuing operations will approximate the previous low end of its range of $1.27.  Guidance specifically includes approximately $2.5 million or $0.09 per share related to a termination payment from a government agency, the timing of which is uncertain.  Other factors which could impact guidance include:  a) continued higher than expected legal costs and professional fees; and b) prolonged revenue losses related to the impact from Hurricane Katrina.  Losses related to the hurricane approximated $0.01 per share in the third quarter, and current guidance includes revenue losses of approximately $0.01 per share in the fourth quarter.

Our previous earnings per share guidance included legal and investigation costs of approximately $0.09 per share.  We incurred approximately $0.05 per share during the first quarter of 2005, $0.01 per share in the second quarter and $0.03 per share in the third quarter of 2005.  Incremental costs in the fourth quarter could affect our ability to achieve our guidance.

The guidance provided above specifically excludes any direct or indirect affects or impacts on the Company’s financial results from the Company’s internal investigation, including, but not limited to:

•                  Past and future, if any, associated penalties or potential customer remediation actions

•                  The positive effects of prior period restatement adjustments, including remediation revenue received year to date of $8.1 million, or $0.26 per share and additional amounts that may be recognized for the remainder of 2005.

•                  The positive effect of the third quarter settlement.

•                  The $0.03 per share excess contingent consideration adjustment in the third quarter.

Assuming that we can meet our ongoing expectations for the fourth quarter, the Company should achieve operating cash flow for the year of $30 to $35 million, compared to previous guidance of $35 to $45 million. The guidance excludes the $20 million settlement payment received in the third quarter and any subsequent proceeds from collection of the future payment obligation related to the settlement.  The primary driver for the reduction in our cash flow guidance is an increase in accounts receivable in the Information Management service offering.

Other factors that may cause actual results to deviate from previously provided revenue and earnings per share guidance include, but are not limited to, variance from expected implementation costs associated with new contracts, variance from expected revenues or costs associated with existing contracts, the timing of commencement of new projects, sales results, any discontinuance of a significant customer arrangement and collection of the large government claim.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP leverages deep horizontal process knowledge into information-intensive industries including commercial, financial, government, healthcare, and legal. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the US, Mexico and India. SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.

For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.sourcecorp.com.

The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the actual final costs of our internal investigation, the company’s ongoing SEC investigation, the potential impairment of our ability to enter into government contracts as a result of the conduct that was the subject of our investigation, remediation costs relating to our investigation, the potential customer impact of the results of our investigation, the effect of our investigation and financial statement restatement on the trading price of our stock, the outcome of our currently pending putative securities class action matters, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP:

Barry Edwards, EVP & Chief Financial Officer: 214.740.6690

SOURCECORP®

Condensed Consolidated Statements of Operations

In Thousands (Except Earnings Per Share)

(Unaudited)

	Three Months Ended
	September 30,
	2005	2004
Total Revenue	$105,530	$96,698
Cost of services	58,289	59,263
Depreciation	3,600	3,241
Gross Profit	43,641	34,194
SG & A Expenses	32,012	24,890
Amortization	207	313
Contingent Consideration Overpayment	789	10,165
Operating Income (loss)	10,633	(1,174)
Interest expense	1,134	822
Interest income	(75)	(51)
Other (income) expense, net	(22,415)	253
Income (loss) from continuing operations before income taxes	31,989	(2,198)
Provision (benefit) for income taxes	12,390	(1,796)
Net income (loss) from continuing operations	19,599	(402)
Gain (loss) from discontinued operations, net of tax	888	(275)
Net income (loss)	$20,487	$(677)

Net income (loss) per share
Basic
Continuing Operations	$1.25	$(0.02)
Discontinued Operations	0.06	(0.02)
Total Operations	$1.31	$(0.04)

Diluted
Continuing Operations	$1.21	$(0.02)
Discontinued Operations	0.06	(0.02)
Total Operations	$1.27	$(0.04)

Weighted Average Common Shares Outstanding
Basic	15,672	15,781
Diluted	16,151	15,781

SOURCECORP®

Condensed Consolidated Statements of Operations

In Thousands (Except Earnings Per Share)

(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Total Revenue	$317,915	$289,612
Cost of services	176,643	173,246
Depreciation	10,568	9,404
Gross Profit	130,704	106,962
SG & A Expenses	92,053	80,066
Amortization	619	714
Contingent Consideration Overpayment	789	10,165
Operating Income	37,243	16,017
Interest expense	3,585	2,180
Interest income	(153)	(58)
Other (income) expense, net	(22,082)	625
Income from continuing operations before income taxes	55,893	13,270
Provision for income taxes	22,905	4,391
Net income from continuing operations	32,988	8,879
Gain (loss) from discontinued operations, net of tax	7	(2,645)
Net income	$32,995	$6,234

Net income per share
Basic
Continuing Operations	$2.11	$0.56
Discontinued Operations	0.00	(0.17)
Total Operations	$2.11	$0.39

Diluted
Continuing Operations	$2.05	$0.54
Discontinued Operations	0.00	(0.16)
Total Operations	$2.05	$0.38

Weighted Average Common Shares Outstanding
Basic	15,672	15,964
Diluted	16,066	16,300

SOURCECORP®

CONDENSED CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS

CURRENT ASSETS
Cash	$4,880	$3,722
Accounts receivable (net)	79,435	65,315
Deferred tax asset	9,912	5,272
Other current assets	6,787	12,094
Assets of discontinued operations	0	842
Total current assets	101,014	87,245

Property, plant & equipment (net)	39,573	39,603
Goodwill and other intangibles (net)	328,681	331,043
Other non-current assets	2,223	11,524
Total Assets	$471,491	$469,415

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$50,056	$52,549
Current maturities of long-term obligations	208	258
Income taxes payable	3,898	0
Liabilities of discontinued operations	0	326
Total current liabilities	54,162	53,133

Long-term debt	60,496	87,547
Deferred taxes and other long-term liabilities	30,904	36,314
Total Liabilities	145,562	176,994

STOCKHOLDERS’ EQUITY
Common Stock	156	157
Additional paid-in capital	196,991	193,925
Treasury stock	(501)	(501)
Deferred compensation	(6,848)	(4,296)
Retained earnings	136,131	103,136
Total Stockholders’ Equity	325,929	292,421

Total Liabilities and Stockholders’ Equity	$471,491	$469,415

SOURCECORP®

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Income from continuing operations	$32,988	$8,879
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	11,187	10,118
Deferred tax provision	11,982	168
Compensation expense on restricted stock grants	2,247	1,751
Other non-cash changes in income	(1,017)	—
Loss on sale of property, plant & equipment	382	265
Changes in working capital	(16,697)	(5,519)
Net cash provided by operating activities from continuing operations	41,072	15,662
Net cash used in operating activities from discontinued operations	(171)	(1,357)
Net cash provided by operating activities	40,901	14,305
Cash flows from investing activities
Purchase of property, plant & equipment	(10,412)	(12,590)
Proceeds from disposition of property, plant & equipment	40	37
Proceeds from divestitures	2,288	6,812
Cash paid for acquisitions, net of cash acquired	(4,367)	(17,495)
Net cash used in investing activities from continuing operations	(12,451)	(23,236)
Net cash used in investing activities from discontinued operations	—	(191)
Net cash used in investing activities	(12,451)	(23,427)
Cash flows from financing activities
Proceeds from exercise of common stock options	67	481
Cash paid for common stock repurchased	—	(10,071)
Proceeds from long-term obligations	183,476	246,956
Principal payments on long-term obligations	(210,660)	(228,436)
Cash paid for debt issuance costs	(175)	0
Net cash (used in) provided by financing activities from continuing operations	(27,292)	8,930

Net increase (decrease) in cash and cash equivalents	1,158	(192)

Cash and cash equivalents, beginning of period	3,722	2,097

Cash and cash equivalents, end of period	$4,880	$1,905